UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2023 (September 1, 2023)

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY CO LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Park Avenue, Suite 1560

New York, NY 10169

(646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Limited liability company interests	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers’ Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

On September 1, 2023 (the “Effective Date”), Greenbacker Renewable Energy Corporation (together with Greenbacker Renewable Energy Company LLC (“GREC LLC”) and each of their affiliates, the “Company”) and Mehul Mehta entered into a separation agreement (the “Separation Agreement”), pursuant to which (i) Mr. Mehta’s role as Chief Investment Officer of the Company will terminate on September 1, 2023 (the “Separation Date”), and (ii) the Company will engage Mr. Mehta as a consultant.

Pursuant to the Separation Agreement, subject to certain conditions and Mr. Mehta’s execution, delivery, and non-revocation of a release of claims, Mr. Mehta will be eligible to receive certain payments and benefits, each less all applicable tax withholdings and deductions, including the following: (i) a lump sum cash severance payment of $1,250,000, payable in thirty-two (32) equal installments in accordance with the Company’s normal payroll practices during the 16-month period following the termination of the Consulting Agreement (as defined below); (ii) if Mr. Mehta remains otherwise eligible, and chooses to elect continuation coverage for himself and his eligible dependents under the Company’s group health benefits plan(s) in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for a period of up to twelve (12) months following the Separation Date (or, if less for the period that Mr. Mehta is eligible for such COBRA continuation coverage) for the excess of (a) the amount that Mr. Mehta is required to pay monthly to maintain such continuation coverage under COBRA, over (b) the amount that Mr. Mehta would have paid monthly to participate in the Company’s group health benefits plan(s) had Mr. Mehta continued to be an employee of the Company, provided that the Company reimbursement described in this provision will terminate earlier as of the date on which Mr. Mehta becomes eligible for any health benefits as a result of subsequent employment or service; (iii) a grant of 84,899.25289 Restricted Share Units (the “RSUs”), 66 2/3% of which will vest on February 17, 2024 and be cash settled, shortly thereafter and 33 1/3% of which will vest on February 17, 2025 and be cash settled, shortly thereafter; (iv) 6,820 GB EO Holder LLC Series E Tier 1 Membership Interests and 109,873 GB EO Holder LLC Series E Tier 2 Membership Interests that Mr. Mehta holds will vest on May 19, 2024; and (vi) the ability to have certain GREC LLC Class P-I Shares repurchased, depending on whether the Company’s current Share Repurchase Program has been terminated or suspended. Pursuant to the Separation Agreement, Mr. Mehta will forfeit the restricted share units in respect of 84,899.35 Class P-I shares granted to him on May 23, 2023. Pursuant to the Separation Agreement, Mr. Mehta is required to comply with certain restrictive covenants regarding nondisclosure of Company information, non-disparagement, non-competition and non-solicitation of Company customers and employees.

In addition, on September 1, 2023 (the “Transition Date”), the Company and Mr. Mehta entered into a consulting agreement (the “Consulting Agreement”), pursuant to which Mr. Mehta will provide certain consulting, transition and other services (the “Services”) to the Company during the period commencing on the Transition Date and ending on January 2, 2024 (the “Term”), or such earlier date as the Consulting Agreement is terminated by the Company in accordance with the Consulting Agreement. In consideration for the Services performed during the Term, the Company shall pay Mr. Mehta a fee, in cash, at the rate of $41,667.00 per month, payable in arrears and in accordance with the Company’s normal payroll schedule.

The foregoing descriptions of the Separation Agreement and Consulting Agreement and the transactions contemplated thereby are summaries and are subject to, and qualified in their entirety by, the full text of the Separation Agreement and Consulting Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

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Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated as of September 1, 2023, by and among Greenbacker Renewable Energy Corporation (together with Greenbacker Renewable Energy Company LLC and each of their affiliates) and Mehul Mehta
10.2	Consulting Agreement, dated as of September 1, 2023, by and among Greenbacker Renewable Energy Corporation (together with Greenbacker Renewable Energy Company LLC and each of their affiliates) and Mehul Mehta
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2023	Greenbacker Renewable Energy Company LLC

	By:	/s/Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

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